EXHIBIT 5.1

The Directors
Amarin Corporation plc
110 Cannon Street
London
EC4N 6AR
22 October 2007

Dear Sirs

AMARIN CORPORATION PLC (THE “COMPANY”)

This Opinion is being delivered to you in connection with a filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission (the “SEC”), under the United States Securities Act of 1933 as amended (the “US Securities Act”) on or about 22 October 2007.

We understand from the Company that the Company established the Amarin Corporation plc 2002 Stock Option Plan (as amended from time to time, the “Plan”) which was effective as of 1 January 2002. On 25 January 2003, the Company, with the consent of the majority of its members, amended the Plan to double the number of ordinary shares in the capital of the Company reserved for issue by the Company pursuant to the Plan from two million to four million ordinary shares. On 25 July 2005, the Company, with the consent of the majority of its members, further amended the Plan to double the number of ordinary shares reserved for issue by the Company pursuant to the Plan from four million to eight million ordinary shares. On 6 December 2006, the Company, by resolution of its Remuneration Committee pursuant to section 4(c) of the Plan, increased the number of ordinary shares reserved for issue under the Plan from eight million ordinary shares to 8,986,439 ordinary shares.  On 25 January 2007, the Company, with the consent of the majority of its members, further amended the Plan to increase the number of ordinary shares reserved for issue by the Company under the Plan from 8,986,439 ordinary shares to twelve million ordinary shares.  On 19 July 2007, the Company, with the consent of the majority of its members, further amended the Plan to increase the number of ordinary shares reserved for issue by the Company under the Plan from twelve million ordinary shares to eighteen million ordinary shares.  This Opinion relates, and is limited accordingly, to the additional six million ordinary shares in the capital of the Company reserved for issue by the Company pursuant to the Plan as a result of the amendments to the Plan on 19 July 2007 (the “Shares”).

1.  Documents

For the purposes of this Opinion, we have examined only the following:

1.1	a copy of the certificate of incorporation and memorandum and articles of association of the Company;

1.2	a copy of the resolution of the Company's shareholders dated 19 July 2007, a copy of which is attached to the Secretary's Certificate;

1.3
a certificate from the Company Secretary of the Company (the “Secretary’s Certificate”) of the same date as this Opinion confirming, inter alia, the amount of the Company’s authorised but unissued share capital, the nominal amount of relevant securities which the directors are authorised to allot under section 80 of the UK Companies Act 1985 (as amended) (the “Act”) and the extent of the powers to allot equity securities conferred on the directors under section 95 of the Act;

1.4	information on the file held at Companies House in respect of the Company disclosed by an online search carried out by us at Companies House at 11 a.m. on 22 October 2007; and

1.5	a copy of the Plan, a copy of which is attached to the Secretary’s Certificate.

2.  Assumptions

For the purposes of this Opinion we have assumed without investigation:

2.1	the authenticity, accuracy and completeness of all documents submitted to us as originals or copies, the genuineness of all signatures and the conformity to original documents of all copies;

2.2	the capacity, power and authority of each of the parties (other than the Company) to any documents reviewed by us;

2.3	the due execution and delivery of any documents reviewed by us in compliance with all requisite corporate authorisations;

2.4
that all agreements examined by us are on the date of this Opinion and on each date that Shares are allotted legal, valid and binding under the laws by which they are (or are expressed to be) governed;

2.5
that the contents of the Secretary’s Certificate were true when given and remain true as at the date of this Opinion and that there is no matter not referred to in that Certificate which would make any of the information in the Secretary’s Certificate incorrect or misleading;

2.6	that no change has occurred to the information on file at Companies House since the time of our search at 11 a.m. on 22 October 2007;

2.7
having undertaken such Companies House search and a winding up search at the Companies Court in England on 22 October 2007 and having made enquiries of the Company Secretary (the “Searches and Enquiries”) (but having made no other enquiries) and the Searches and Enquiries not revealing any of the same, that on the date of this Opinion and on each date that Shares are allotted no members’ or creditors’ voluntary winding up resolution has been passed and no petition has been presented and no order has been made for the administration, winding up or dissolution of the Company and no receiver, administrative receiver, administrator or similar officer has been appointed in relation to the Company or any of its assets;

2.8	that:

(a)
no alteration shall have been made as at each date of allotment of Shares to either the memorandum of association or the articles of association of the Company which would result in the opinion given in paragraph 3.1 of this Opinion being incorrect or misleading;

(b)	as at each date of allotment of such Shares, the number of Shares to be allotted shall fall within the authorised and unallotted share capital of the Company;

(c)
at the time of each issue of Shares the Company shall have received in full in cash the subscription price payable for such Shares pursuant to the Plan and shall have entered the holder or holders thereof on the register of members of the Company showing that all such Shares shall have been fully paid up as to their nominal value and any premium thereon as at the date of their allotment; and

(d)	that following any allotment of Shares pursuant to the Plan, the register of members of the Company will be fully written up to accurately reflect such allotment;

2.9	that:

(a)
a meeting of the board of directors of the Company (or a duly constituted and empowered committee or delegate thereof) shall have been duly convened and held and a valid resolution passed at such meeting to approve each allotment and issue of Shares;

(b)
as at each date of allotment of Shares, the directors of the Company shall have sufficient powers conferred on them to allot such Shares under section 80 of the Act and under section 95 of the Act as if section 89(1) of the Act did not apply to such allotment;

(c)
that the directors will use all their authorities and exercise all their powers in connection with each allotment and issue of Shares bona fide in the interests of the Company and in a way most likely to promote the success of the Company for the benefit of its members as a whole;

(d)	no Shares shall be issued at a discount to their nominal value (whether in pounds sterling or equivalent in any other currency);

2.10
that as at each date of the allotment of Shares, no alteration shall have been made to the form of the Plan attached to the Secretary's Certificate which would result in the opinion given in paragraph 3.1 of this Opinion being incorrect or misleading;

2.11	that as at each date of the allotment of Shares, the limit on the number of ordinary shares issued or issuable under all stock options granted under the Plan shall be no less than 18,000,000;

2.12	that the Shares shall not be offered to the public in the United Kingdom in breach of any UK laws or regulations concerning the offer of securities to the public;

2.13	that the Company’s American Depositary Shares represent shares in the Company on a one-for-one basis;

2.14
that the AIM market of the London Stock Exchange plc is the only United Kingdom investment exchange (if any) on which the shares or securities in the Company are, and will on each date that Shares are allotted be, listed; and

2.15	that in issuing and allotting the Shares and administrating the Plan the Company is not carrying on a regulated activity for the purposes of section 19 of the Financial Services and Markets Act 2000.

3.  Opinion

3.1
Based upon and subject to the foregoing, and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the opinion that the Shares will, when issued in accordance with the Plan, be validly issued, fully paid and non-assessable.

3.2
For the purposes of this Opinion we have assumed that the term “non-assessable” in relation to the Shares means under English law that holders of such Shares, in respect of which all amounts due on such Shares as to the nominal amount and any premium thereon have been fully paid, will be under no obligation to contribute to the liabilities of the Company solely in their capacity as holders of such Shares.

4.  Reservations

Our reservations are as follows:

4.1
we express no opinion as to any law other than English law in force, and as interpreted, at the date of this Opinion. We are not qualified to, and we do not, express an opinion on the laws of any other jurisdiction. In particular and without prejudice to the generality of the foregoing, we have not independently investigated the laws of the United States of America or the State of New York or the rules of any non-UK regulatory body (including, without limitation, the SEC) or any investment exchange outside the United Kingdom (including, without limitation, NASDAQ) for the purpose of this Opinion;

4.2
this Opinion deals exclusively with the statutory authorities and powers required by the directors of the Company to allot the Shares pursuant to the Plan and not with any contractual restrictions which may be binding on the Company or its directors or any investing institutions’ guidelines;

4.3
the information contained in searches obtained from the Registrar of Companies is not always up to date or complete as a result of delays in filing by the persons responsible and/or misfiling or delays by staff at Companies House;

4.4
the list of members maintained by the Company’s registrars does not disclose details of the payment up of any Shares, such details being recorded by or on behalf of the Company in a separate register of allotments which contains certain of the information required under the Act and we assume that the same procedure will be adopted in relation to the Shares;

4.5	we have not reviewed the terms of the Plan and we express no opinion in relation to the legality, enforceability or validity of the Plan; and

4.6	no allotment of any of the Shares has yet taken place.

This Opinion speaks only as at the date hereof. Notwithstanding any reference herein to future matters or circumstances, we have no obligation to advise the addressee (or any third party) of any changes in the law or facts that may occur after the date of this Opinion.

This Opinion is given on condition that it is governed by and shall be construed in accordance with English law in force and as interpreted at the date of this Opinion and that English courts shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Opinion. We have not investigated the laws of any country other than England and Wales.

This Opinion is given solely to you in connection with the filing of the Registration Statement. It may not be used nor relied upon for any other purpose. Furthermore, we are acting solely for the Company in giving this Opinion and we do not owe any duty to, or accept any liability to, any other person and no other person may rely on this Opinion.

We hereby consent to the filing of this Opinion with the Registration Statement in its full form.

In giving such consent, if and to the extent that this might otherwise apply in relation to the giving of an opinion governed by English law, we do not admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act or the Rules and Regulations thereunder.

Yours faithfully

/s/ Kirkpatrick & Lockhart Preston Gates Ellis LLP

Kirkpatrick & Lockhart Present Gates Ellis LLP